Exhibit 23.8

CONSENT OF CLYDE L. YANCEY

I consent to the use of my name, or any quotation from, or summarization of the technical report summary entitled “Anderson Uranium Project Initial Assessment US SEC Subpart 1300 Regulation S-K Report, Yavapai County, Arizona, USA” dated July 1, 2022; and the technical report summary entitled “Yuty Uranium Project Initial Assessment US SEC Subpart 1300 Regulation S-K Report Paraguay, SA” dated July 1, 2022, prepared by me, which were included in and filed as exhibits to Uranium Energy Corp.’s (the “Company”) Annual Report on Form 10-K for the period ended July 31, 2022, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-3 dated November 16, 2022.

/s/ Clyde L. Yancey
Clyde L. Yancey, P.G., SME Registered Member

Date: November 16, 2022